UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑     Definitive Proxy Statement
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☐     Soliciting Material Pursuant to (§) 240.14a-12

(Name of Registrant As Specified In Its Charter)
KORN/FERRY INTERNATIONAL

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Notes:

1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067

August 12, 2010

Dear Stockholders:

It is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Korn/Ferry International. The Annual Meeting will be held on September 14, 2010 at 10:00 a.m. Pacific time at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will vote on the items of business discussed in the attached notice and provide a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the Annual Meeting, you will vote your shares as soon as possible. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. Your vote is very important, and voting by proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the Proxy Statement at any time prior to the time it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you previously provided a proxy by mail, telephone or the Internet.

Sincerely,

Kenneth Whipple
Chair of the Board

1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067

NOTICE OF 2010 ANNUAL MEETING
To Be Held On September 14, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on September 14, 2010.
The Proxy Statement and accompanying Annual Report to Stockholders are available at http://ir.kornferry.com
To the Stockholders:

On September 14, 2010, Korn/Ferry International (the “Company”, “we”, “its” and “our”) will hold its 2010 Annual Meeting of Stockholders (the “Annual Meeting”) at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067. The Annual Meeting will begin at 10:00 a.m. Pacific time.

Only stockholders who owned our common stock as of the close of business on July 27, 2010 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof. The purposes of the Annual Meeting are to:

1. Elect the two directors named in the Proxy Statement accompanying this notice to serve on the Board of Directors (the “Board”) until the 2013 Annual Meeting of Stockholders;

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year; and

3. Transact any other business that may be properly presented at the Annual Meeting.

The Board unanimously recommends that you vote “FOR” the approval of each of the two proposals outlined in the Proxy Statement accompanying this notice.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Accordingly, it is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote promptly by mail, telephone or Internet. You may revoke your proxy at any time before it is voted by (1) sending a written revocation to the Corporate Secretary, (2) submitting a later-dated proxy, or (3) attending the Annual Meeting and voting in person.

This Proxy Statement is first being mailed to our stockholders on or about August 12, 2010. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel

August 12, 2010
Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why am I receiving this Proxy Statement and the other enclosed materials?

	A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, the Annual Meeting, which will take place on September 14, 2010. As a stockholder on the Record Date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares.

2.	Q:	What information is included in this Proxy Statement?

	A:	The information included in this Proxy Statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3.	Q:	What proposals will be voted on at the Annual Meeting?

	A:	(1) The election of the two directors named in this Proxy Statement to serve on the Board until the 2013 Annual Meeting of Stockholders; and

(2) The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year.

4.	Q:	How does the Board recommend I vote on each of the proposals?

	A:	The Board recommends that you vote your shares “FOR” all of its nominees to the Board, and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year.

5.	Q:	Who is entitled to vote at the Annual Meeting?

	A:	Holders of the Company’s common stock as of July 27, 2010 are entitled to vote at the Annual Meeting.

6.	Q:	How many votes is each share of common stock entitled to?

	A:	Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 46,434,732 shares of Company common stock issued and outstanding.

7.	Q:	How do I vote?

	A:	You can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

(1) By Mail — you can vote by mail by completing, signing and dating each proxy card you received and returning it in the postage prepaid envelope provided;

(2) By Telephone — you can vote by telephone by calling (866) 540-5760 and following the instructions on the proxy card; or

(3) By Internet — you can vote over the Internet at www.proxyvoting.com/kfy by following the instructions on the proxy card.

8.	Q:	Can I revoke my proxy after I have submitted it?

	A.	Yes, once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1) Sending a written revocation to the Corporate Secretary;

(2) Submitting a later dated proxy; or

(3) Attending the Annual Meeting and voting in person.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted.

9.	Q:	Who will count the votes?

	A:	Representatives of BNY Mellon Shareholder Services, the Company’s transfer agent, will count the votes and act as the inspector of election at the Annual Meeting.

10.	Q:	What does it mean if I receive more than one proxy card?

	A:	It means that your shares are registered differently and are in more than one account. Sign and return (or vote by telephone or over the Internet) all proxy cards to ensure that all your shares are voted.

11.	Q:	What shares are covered by the enclosed proxy card(s)?

	A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the Record Date (if you receive more than one proxy card, however, please see Question 10). These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a broker, bank or other nominee. If you do not return your proxy card(s) or vote by telephone or over the Internet, your shares may not be voted. If you own shares that are held in our 401(k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

12.	Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

	A:	You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent. In that case, these proxy materials have been sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee, including our 401(k) plan. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use.

13.	Q:	What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

	A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non- votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you. Due to recent changes to these rules, however, the election of directors at the Annual Meeting will not be considered a “routine” matter and as a result, your broker, bank or other nominee will not have discretion to vote in the election of directors at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

14.	Q:	What is the requirement to conduct business at the Annual Meeting?

	A:	In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock. A quorum must be present in person or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

15.	Q:	How are votes counted?

	A:	Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

16.	Q:	What is the voting requirement to approve each proposal?

	A:	Directors are elected by a plurality. Therefore, the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election. In respect of Proposal No. 2, to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of this proposal, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

17.	Q:	What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

	A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy, whether submitted by mail, telephone or over the Internet, gives Gary D. Burnison and Michael A. DiGregorio authority to vote on those matters in their discretion.

18.	Q:	Who will bear the cost of the proxy solicitation?

	A:	The entire cost of the proxy solicitation will be borne by the Company. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with one class elected at each annual meeting of stockholders. Directors of each class are elected to serve for three year terms. At the Annual Meeting, we will elect the two directors named in this Proxy Statement and the Board for the coming year will be comprised of eight directors. The directors elected at the Annual Meeting will serve as Class 2013 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2013 Directors are Messrs. Gary Burnison and Edward Miller. Detailed biographical information regarding each of these nominees, as well as the other members of the Board whose service will continue beyond the Annual Meeting, is provided under the heading “Board of Directors.” We do not expect any of the nominees to become unavailable to stand for election, but should this happen the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this Proxy Statement.

Required Vote

Directors are elected by a plurality. Therefore, the two nominees who receive the highest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor its bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

THE BOARD OF DIRECTORS

The Board is divided into three classes: (1) Class 2011 Directors, who will serve until the 2011 Annual Meeting of Stockholders; (2) Class 2012 Directors, who will serve until the 2012 Annual Meeting of Stockholders; and (3) Class 2013 Directors, who will serve until the 2013 Annual Meeting of Stockholders. Following the Annual Meeting there will be three Class 2011 Directors, three Class 2012 Directors, and two Class 2013 Directors.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the full Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines include a reputation for integrity, honesty and adherence to high ethical standards, strong management experience, current knowledge and contact in the Company’s industry or other industries relevant to the Company’s business, and the ability to commit sufficient time and attention to Board and committee activities. The Nominating and Corporate Governance Committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee believes that it is essential that Board members represent diverse viewpoints and backgrounds. The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee takes into account a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The table below sets forth information about the two nominees for Class 2013 Directors and the directors whose terms of office continue beyond the Annual Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board to conclude that such nominee/director should serve on our Board. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under “Corporate Governance— Board Committees — Nominating and Corporate Governance Committee.”

Nominees for Class 2013 Directors

The following table sets forth certain information regarding the nominees for Class 2013 Directors.

			Director
Name	Age	Business Experience	Since

Gary D. Burnison	49	Mr. Burnison has served as President and Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from November 2003 until June 30, 2007. From 1999 to 2001, Mr. Burnison was Principal and Chief Financial Officer of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies and Company, an investment bank and brokerage firm. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick. Mr. Burnison’s current service as the President and Chief Executive Officer and formerly as Chief Operating Officer, brings to the Board in-depth knowledge of the Company’s business, operations, employees and strategic opportunities.	2007

Edward D. Miller	69	Mr. Miller is the former President and Chief Executive Officer of AXA Financial, Inc., where he held such positions from August 1997 through May 2001. During that time, he also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. He also served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. Currently, in addition to his service as a director of the Company, he is also a director and member of the compensation committee of American Express Company and a member of the Advisory Boards of CAI and Hudson Clean Energy and previously served as a director of KeySpan Corporation and TOPPS Company, Incorporated. Mr. Miller’s executive management, board and committee chair experience allow him to bring valuable insight and specific knowledge to the Board.	2002

Class 2011 Directors

The following table sets forth certain information regarding the Class 2011 Directors.

			Director
Name	Age	Business Experience	Since

Gerhard Schulmeyer	71	Mr. Schulmeyer is owner of Gerhard LLC, a management consulting company. From January 2002 to July 2006, Mr. Schulmeyer was Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer also served as President and Chief Executive Officer of Siemens Corporation, the holding company for the U.S. business of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer previously served on the board of directors of Alcan Inc. from July 1996 to October 2007, Zurich Financial Services from July 1998 to April 2007, and Ingram Micro, Inc. from July 1999 to June 2010. Mr. Schulmeyer’s senior executive management positions in large multi-national corporations, and his international operational experience, business acumen, academic credentials, and board and committee experience allow him to bring valuable insight and knowledge to the Board.	1999

Harry L. You	51	Mr. You has served as Executive Vice President, Office of the Chairman, of EMC Corporation, an information infrastructure solutions company, since February 2008. Mr. You was the Chief Executive Officer of BearingPoint, Inc., a management and technology consulting company, from March 2005 until November 2007. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc. Mr. You’s executive management, financial accounting expertise and technology sector experience allow him to bring valuable insight and knowledge to the Board.	2004

Debra J. Perry	59	Ms. Perry has been a managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and governance within the financial industry, since 2008. From 2005 to 2008, she served on the board of directors of MBIA Inc. and provided various advisory services. She worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry is also a member of the board of directors and chair of the human resources and compensation committee of CNO Financial Group, Inc. (formerly Conseco, Inc.) Ms. Perry’s executive management, corporate governance, finance and analytical expertise and her board and committee experiences allow her to bring valuable insight and knowledge to the Board.	2008

Class 2012 Directors

The following table sets forth certain information regarding the Class 2012 Directors.

			Director
Name	Age	Business Experience	Since

Kenneth Whipple	75	Mr. Whipple is currently non-executive Chair of the Board of the Company. He recently retired as Chairman and a director of CMS Energy Corporation, who through its subsidiaries operates an energy company in Michigan. Mr. Whipple served as Chairman of CMS Energy Corporation from May 2002 until his retirement in May 2010 and as a director from 1993 until his retirement in May 2010. Mr. Whipple also previously served as Chief Executive Officer of CMS Energy Corporation from May 2002 through September 2004. Mr. Whipple served as Executive Vice President of Ford Motor Company from 1988 to 1999. He served as Chairman and Chief Executive Officer of Ford Motor Credit Company from 1997 to 1999. He previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. He is a member of the Advisory Board of Miller Buckfire & Co., LLC. Mr. Whipple’s chairman, executive management, and board experiences allow him to bring valuable insight and knowledge to the Board.	2004

Denise Kingsmill	63	Baroness Kingsmill was appointed to Great Britain’s House of Lords in 2006. She was invested as Commander, Order of the British Empire (C.B.E) in 2000, and currently sits on the House of Lords Economic Affairs Committee. From 1997 to 2003, Baroness Kingsmill was Deputy Chairman of the Competition Commission and also chaired the United Kingdom’s Department of Trade and Industry’s accounting for people task force. She also served as a senior advisor to the Royal Bank of Scotland from 2005 until 2008. Baroness Kingsmill is a member of the Microsoft European Policy Board, a member of the PriceWaterhouseCoopers Advisory Board, an independent non-executive director of British Airways PLC since November 2004 and a non-executive director for Horizon Acquisition Company PLC. She also served as a senior advisor and member of the Board of Trustees for Cambridge University Business School. Baroness Kingsmill’s advisory, director and international market experience allow her to bring valuable insight and knowledge to the Board.	2009

George Shaheen	66	Mr. Shaheen was Chairman and Chief Executive Officer of Entity Labs, a privately held technology solution company from 2006 through 2009. He was Chief Executive Officer of Siebel Systems, Inc., a CRM software company, which was purchased by Oracle in January 2006, from April 2005 to January 2006. He was Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1989 to 1999. He then became CEO and Chairman of the Board of Webvan Group, Inc. from 1999 to 2001. Mr. Shaheen serves on the boards of NetApp, PRA International, 24/7 Customer, Voxify, newScale and Univita Health. He is a member of the Advisory Board of the Marcus & Millichap Company, and the Strategic Advisory Board of Genstar Capital. He has served as IT Governor of the World Economic Forum, and was a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a BS degree and a MBA from Bradley University. Mr. Shaheen’s executive management, consulting, board and advisory experiences allow him to bring valuable insight and knowledge to the Board.	2009

CORPORATE GOVERNANCE

The Board held seven meetings during fiscal 2010. Each of the directors attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal 2010. Directors are expected to attend each annual meeting of stockholders. All directors attended the 2009 Annual Meeting of Stockholders in person.

Director Independence

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of the New York Stock Exchange (“NYSE”). The Board has determined that the following directors and director-nominees are “independent” under the independence standards of the NYSE: Kenneth Whipple, Edward Miller, Debra Perry, Gerhard Schulmeyer, Harry You, Denise Kingsmill and George Shaheen and that James Barlett, Patti Hart and Ihno Schneevoigt were each “independent” within the independence standards of the NYSE during their term of service on the Board in fiscal 2010. For a director to be “independent”, the Board must affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in its determination, the Board reviews director independence in light of the categorical standards set forth in the NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chair and CEO in the manner it considers to be in the best interests of the Company and that the role of Chair and CEO may be filled by a single individual or two different persons. This provides the Board with flexibility to decide what leadership structure is in the best interest of the Company at any point in time. Currently, the Board is led by an independent, non-executive Chair, Mr. Kenneth Whipple. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company’s strategy and managing the Company’s business. In the future, the Board may determine that it is in the bests interests of the Company to combine the role of Chair and CEO.

Board’s Oversight of Enterprise Risk and Risk Management

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by its internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. The Company’s other Board committees also consider and address risk during the course of their performance of their committee responsibilities. Specifically, the Compensation and Personnel Committee oversees the Company’s assessment and management of risk related to the Company’s compensation plans, policies and overall philosophy, discussed in more detail below, and the Nominating and Corporate Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Board meeting the General Counsel reports on litigation and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above provides an effective framework for evaluating and addressing the risks facing the Company, and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and non-executive Chair, to exercise effective oversight of the actions of management.

Assessment of Risk Related to Compensation Programs.  During fiscal year 2010, the Company completed an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk.

Board Committees

Although the full Board considers all major decisions, the Company’s bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the table below:

Nominating and
		Compensation and	Corporate
Name	Audit	Personnel	Governance

Denise Kingsmill		X
Edward D. Miller		X	X (Chair)
Gerhard Schulmeyer		X (Chair)	X
George Shaheen	X		X
Debra J. Perry	X (Chair)
Harry L. You	X

Audit Committee.  Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, reviews the independent registered public accounting firm’s qualifications and independence, reviews the plans and results of the audit engagement with the independent registered public accounting firm, approves professional services provided by the independent registered public accounting firm, approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, the Chief Financial Officer and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of non-employee directors whom the Board has determined are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Board, in its business judgment, has determined that Messrs. You and Shaheen qualify as “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Ms. Perry is “financially literate,” under the NYSE rules. The Audit Committee met seven times in fiscal 2010. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Compensation and Personnel Committee.  Among other things, the Compensation and Personnel Committee approves and oversees the Company’s compensation programs, including incentive and stock option programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, reviews the compensation of directors for service on the Board and its committees, and approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash bonuses, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior management group. The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors. The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE. The Compensation and Personnel Committee met five times during fiscal 2010. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Nominating and Corporate Governance Committee.  Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting. The Nominating and Corporate Governance Committee also seeks possible nominees for the Board and otherwise serves to aid in attracting qualified nominees to be elected to the Board. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also takes into account the diversity of the Board when considering director nominees. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met six times in fiscal 2010. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Stockholders may recommend director nominees by mailing submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer). Among other things, the Code of Business Conduct and Ethics requires directors, employees and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. The Code of Business Conduct and Ethics is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers as required to be disclosed by the SEC rules.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (other than the Company), while all other directors may not sit on more than six boards of directors of public companies (other than the Company)); specifies the criteria to be considered for a director candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken. The Corporate Governance Guidelines are available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Business and Competitive Environment

The Company is a premier provider of human capital management solutions. It is a leading provider of executive search, leadership consulting services and middle management solutions. The Company helps its clients with their human capital needs by identifying, developing and deploying executives and building leadership teams across the globe. The Company’s access to and influence with key decision makers provides a unique positioning among human capital management companies. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants.

The Company provides its services to a broad range of clients through the expertise of more than 473 consultants located in 36 countries throughout the world. As such, executive officers in the Company need to have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is competitive, and as such, the Company’s compensation philosophy is focused on ensuring the right candidates can be attracted, retained and properly rewarded for their contributions.

Oversight of Compensation Programs

The Compensation and Personnel Committee of the Board has been delegated authority by the Board for the oversight of compensation for the Company’s senior management and the Company’s overall compensation programs, including its Performance Award Plan and the Amended and Restated 2008 Plan. The Compensation and Personnel Committee has direct responsibility for determining the compensation of the “named executive officers,” as defined below.

The Compensation and Personnel Committee retained Towers Watson and Pay Governance LLC as compensation consultants to assist in the assessment of the competitiveness of the named executive officers’ compensation taking into consideration the factors discussed below under “Executive Compensation Philosophy.”. In addition to the foregoing, Towers Watson was also engaged by the Company during fiscal 2010 to perform a valuation of our deferred compensation liabilities. The fees for these additional services did not exceed $120,000. Pay Governance LLC was solely engaged for assistance with the assessment of named executive officers’ compensation.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table on page 21, are collectively referred to as the “named executive officers.”

Executive Compensation Philosophy

In establishing and assessing the compensation programs and compensation policies for the named executive officers, the Compensation and Personnel Committee is guided by the following principles:

•	The total compensation (base salary and annual and long-term incentive payments) of the named executive officers must be competitive with those of other major executive recruiting firms (and to some extent a broader group of human capital companies and similarly sized publicly traded companies), recognizing the Company’s size and complexity relative to its peers;

•	Individual cash bonuses and equity-based awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the named executive officer; and

•	The interests of senior management and the Company’s stockholders should be closely aligned through direct management ownership of Company common stock, and by providing a meaningful portion of each named executive officer’s total compensation in the form of equity-based incentives.

Because a number of the Company’s peer organizations are privately-held, precise information regarding executive officer compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices problematic. In assessing the competitiveness of the Company’s named executive officer compensation, the Compensation and Personnel Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the general knowledge of the Compensation and Personnel Committee and its consultant with regard to the market for senior management positions. The Company’s peer group for the purposes of this analysis consists of the following companies:

Heidrick & Struggles	Kelly Services	Kforce
True Blue (formerly Labor Ready)	Manpower	Towers Watson
Robert Half	Spherion	Hudson Highland Group

The peer group is primarily selected based upon criteria such as business lines, operating model, revenue size, customer base and entities with which the Company competes for stockholder investment. The difference between the 2009 and 2010 peer group is that MPS Group was eliminated after its acquisition by Adecco.

The Company does not set a relative percentile positioning for total compensation as a target for named executive officer pay levels. Rather, the Company reviews total compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain the named executive officers with the unique set of skills necessary to manage and motivate a global human capital management firm with over 473 consultants operating in more than 76 offices in 36 countries.

Elements of Compensation

The Company’s named executive officer compensation program consists of three main elements: (1) base salary, (2) annual incentives, and (3) long term incentives. The Company also provides its named executive officers with perquisites and other benefits such as health insurance and retirement benefits. The Company strives to align the mix and level of each compensation element in a manner that is consistent with attracting, retaining and rewarding the best talent available to achieve its strategic objectives.

Base Salary

Base salary is intended to compensate named executive officers for services rendered during the fiscal year and to provide sufficient fixed cash income for retention and recruiting purposes. Named executive officer base salary levels are reviewed on an annual basis by the Compensation and Personnel Committee. To assess base salary levels, competitive data is compiled for the peer group listed above, and additional data is obtained from other sources with respect to non-public competitor organizations. The Compensation and Personnel Committee also uses its and its compensation consultants’ general knowledge of the market for senior management positions in assessing base salary levels. The data gathered regarding the peer group companies is also reviewed and assessed by Towers Watson and Pay Governance LLC. Further, the Compensation and Personnel Committee takes into consideration the results of individual appraisals for each named executive officer and, with respect to the Chief Executive Officer’s direct reports, input from the Chief Executive Officer.

In light of the economic environment at the time, effective July 1, 2009, Mr. Burnison requested, and Board agreed to, a temporary salary reduction of $75,000. This temporary reduction expired on April 30, 2010. Based upon the Company’s above market performance in fiscal year 2010, and also taking into consideration competitive data, the Compensation and Personnel Committee increased Mr. Burnison’s base salary from $675,000 to $700,000 effective May 1, 2010.

There were no changes to the base salaries of the Company’s other names executive officers during fiscal year 2010 as the Compensation and Personnel Committee determined based on competitive data and general market knowledge that the base salary levels of the other named executive officers were appropriate.

Annual Bonuses

Annual bonuses are intended to motivate and reward named executive officers for achieving performance and strategic goals over a one-year period. The Compensation and Personnel Committee determines annual bonus amounts based upon a number of factors including performance goals, strategic objectives, competitive data, individual performance, and the terms of employment contracts. While the Compensation and Personnel Committee does not target a particular position relative to its peer group, in determining the annual bonus awards for each named executive officer, the Compensation and Personnel Committee does consider the range of annual incentives that the peer group provides to similarly situated executives and intends that annual bonuses provided to each named executive officer fall within that range. The annual bonus awards for fiscal year 2010 fell within this range. While the Compensation and Personnel Committee does take into consideration performance against performance goals and strategic objectives for the year, it retains discretion in determining actual bonus payouts. Annual bonuses are typically not guaranteed and the level of annual bonus varies from year-to-year depending upon the performance of the Company and the individual. Annual bonuses are typically paid in cash, but the Compensation and Personnel Committee has discretion to pay a portion of the annual bonus in equity or other long-term incentives.

The performance goals with respect to our annual bonus program typically include metrics such as revenue, operating income, earnings per share or earnings per share growth. The Company also typically selects various strategic objectives such as recruiting and retention, productivity of consultants, diversification of revenues, brand awareness and customer satisfaction against which named executive officers are measured. These various factors are not given specific weights; the Compensation and Personnel Committee retains the ability to consider these factors as it deems appropriate. The Compensation and Personnel Committee then compares the achievement of the performance goals and strategic objectives against the target and maximum annual bonus amounts as described in the named executive officers’ employment contracts.

The performance goals for fiscal 2010 were revenues of $425 million and break-even cash-flow. The Company for purposes of this performance goal has defined cash-flow as earnings before interest, taxes, depreciation and amortization adding back non-cash amortization of long term compensation. Actual results for fiscal 2010 were revenues of $572 million and positive cash flow of $50.5 million. These performance goals were chosen by the Compensation and Personnel Committee in light of the extremely challenging macroeconomic environment that existed at the beginning of fiscal year 2010. Revenue and cash flow are considered appropriate and significant metrics for performance due to their importance to investors and as an indication of the performance of the Company. The Compensation and Personnel Committee also took into consideration the need to preserve the revenue generation capability of the Company in setting the performance goals for fiscal 2010.

The strategic objectives for fiscal 2010 consisted of maintaining the Company’s position with regard to recruitment and retention of executives and key employees, increasing the productivity of consultants, diversification of Company revenues, maintaining and expanding brand awareness and increasing client satisfaction. Strong performance against these objectives is considered difficult to achieve, and, despite this, the Company performed very well against the strategic objectives in fiscal 2010 in addition to its strong performance against the financial performance goals.

Consistent with past practice, in determining annual bonus amounts for fiscal 2010, the Compensation and Personnel Committee considered a number of factors, including performance goals, strategic objectives, competitive data, individual performance, and the terms of employment contracts. In assessing performance against the Company’s performance goals, the Compensation and Personnel Committee noted the Company’s above market performance during fiscal 2010 which surpassed analyst expectations and projections and the Company’s stock price growth, year over year, of 53% (based on the stock price at the close of fiscal year 2009 of $10.59 and the stock price at the close of fiscal year 2010 of $16.21).

In determining Mr. Burnison’s and Mr. DiGregorio’s annual bonus for fiscal 2010, the Compensation and Personnel Committee considered the Company’s performance against the Company’s performance goals and its strategic objectives. Noting the Company’s above market performance and the difficulty of the Company’s objectives in the economic environment that existed during 2010, the Compensation and Personnel Committee determined that Mr. Burnison and Mr. DiGregorio performed these objectives well. In addition, in determining Mr. Burnison’s and Mr. DiGregorio’s annual bonus for fiscal 2010, the Compensation and Personnel Committee considered Mr. Burnison’s and Mr. DiGregorio’s individual performances as Chief Executive Officer and Chief Financial Officer, respectively.

In addition to the factors discussed above, when determining the amount of Mr. McNabb’s annual bonus amount for fiscal 2010, the Compensation and Personnel Committee considered the performance of Futurestep relative to the strategic objectives established for Futurestep for the fiscal year, the performance of Futurestep, Mr. McNabb’s individual performance, Mr. McNabb’s additional responsibilities for worldwide strategic account management, and the transition of leadership responsibilities for Futurestep to Mr. Mulrooney. The strategic objectives established for Futurestep for fiscal 2010 consisted of maintaining the business unit’s position with regard to recruitment and retention of executives and key employees, increasing the productivity of consultants, diversifying business unit revenues, maintaining and expanding brand awareness and increasing client satisfaction. The Compensation and Personnel Committee, noting in particular the additional responsibilities of Mr. McNabb regarding worldwide strategic account management during fiscal 2010 and the difficulty of the Futurestep objectives in the economic environment that existed during the fiscal year, determined that Mr. McNabb performed these objectives well.

In addition to the factors described above, when determining the amount of Ms. Dutra’s annual bonus amount for fiscal 2010, the Compensation and Personnel Committee first considered the performance of the Leadership and Talent Consulting line of business (“LTC”) relative to strategic objectives established for LTC for the fiscal year, the performance of LTC and Ms. Dutra’s individual performance. The strategic objectives established for LTC for fiscal 2010 consisted of recruitment and retention of executives and key employees, increasing the productivity of consultants, integration of acquisitions, maintaining and expanding brand awareness and increasing client satisfaction. The Compensation and Personnel Committee, noting the difficulty of these objectives in the face of challenging economic conditions, determined that Ms. Dutra performed these objectives well.

For Messrs. Burnison, DiGregorio, McNabb, and Ms. Dutra, the Compensation and Personnel Committee awarded annual bonuses as follows: Mr. Burnison $650,000, Mr. DiGregorio $622,500, Mr. McNabb $550,000, and Ms. Dutra $450,000. Mr. Mulrooney did not receive a bonus for fiscal year 2010.

Long-term Incentives

Long-term incentives are intended to align the named executive officers’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and help retain top talent. To accomplish these objectives the Compensation and Personnel Committee has discretion to make grants of options, time-based restricted stock or performance award shares under its equity plans (the Performance Award Plan for awards granted prior to passage of the A&R 2008 Plan, and the A&R 2008 Plan for awards granted thereafter) and time-based vesting contributions to the Company’s non-qualified deferred compensation plan. In fiscal 2010, the Compensation and Personnel Committee determined to award a mix of time- and performance-based restricted stock. Time-based restricted stock aligns the interests of the named executive officers’ with stockholders as the future value of the award is dependant upon the Company’s performance, but also adds an element of retention as the award is expected to have value even in a difficult economic environment.

The Compensation and Personnel Committee determines long-term incentive award amounts based upon a number of factors including competitive data, total overall compensation provided to each named executive officer, Company performance, historic grants, and the terms of employment agreements, if applicable. The various factors are not given specific weights; the Compensation and Personnel Committee retains discretion to consider items as it deems appropriate. While the Compensation and Personnel Committee does not target a particular position relative to its peer group, in determining the long-term incentive awards for each named executive officer the Compensation and Personnel Committee does consider the range of long-term incentives that the peer group provides to similarly situated executives and intends that long-term incentives provided to each named executive officer fall within that range. The awards for fiscal year 2010 fell within this range.

Historically and in fiscal year 2010, our Chief Executive Officer received annual equity grants equal to 2x his base salary, paid 50% in performance shares and 50% in time-based restricted stock, which amount falls within the range of long-term incentives provided by the peer group companies. The Compensation and Personnel Committee determined for fiscal 2010 that this was an appropriate level of equity grant to motivate our Chief Executive Officer to meet the Company’s long-term goals.

In fiscal year 2010, the Company granted the following long term incentive awards:

•	Mr. Burnison was awarded 69,230 shares of restricted stock, with performance related vesting. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total stockholder return (the “TSR”) over the three-year performance period relative to the peer group of companies listed above. Such shares are subject to full forfeiture and will only vest if the Company meets certain performance targets at the end of three years from the grant date. If the Company’s TSR is less than zero, then the pay-outs will be modified to reduce the percentage of the target.

The table below outlines the vesting of the performance shares relative to the peer group.

Relative Ranking*	Payout as % of Target

1	200%
2	180%
3	160%
4	140%
5	120%
6(target)	100%
7	75%
8	50%
9 (threshold)	25%
10	0%
11	0%

*	Relative Ranking refers to the Company’s TSR over the three-year performance period relative to the TSR of each of the peer group companies over the same three-year performance period.

•	Mr. Burnison was awarded 69,230 time-based restricted stock grants. The restricted stock awarded vests in four equal annual installments beginning on July 8, 2010. In addition, Mr. Burnison was also awarded 41,030 time-based restricted stock grants. The restricted stock awarded vested on July 8, 2010. Mr. Burnison received such grant in recognition of his performance during fiscal 2009 and the Company’s strong performance against strategic performance goals.

•	Mr. DiGregorio was awarded time-based stock options for 54,600 shares pursuant to the terms of his employment agreement with the Company. The stock options awarded vest in four equal annual installments beginning on June 8, 2010 and have an exercise price of $11.60.

•	Based upon the considerations discussed above, time-based stock options were awarded to the other named executive officers in the following amounts: Ms. Dutra, 31,560 stock options and Mr. McNabb, 25,640 stock options. The stock options awarded vest in four equal annual installments beginning on July 8, 2010 and have an exercise price of $9.75.

•	Time-based restricted stock grants were awarded to the named executive officers as follows: Ms. Dutra 20,510 shares and Mr. McNabb, 16,670 shares. The restricted stock awarded vests in four equal annual installments beginning on July 8, 2010. These time-based restricted stock grants were awards primarily to further align their interests with the interests of the Company’s stockholders and to bring their total compensation within the range paid by peer companies for executive officers in Ms. Dutra’s and Mr. McNabb’s position.

•	As discussed in further detail below under “Employment Agreements” pursuant to the employment agreement Mr. Mulrooney entered into on March 29, 2010, Mr. Mulrooney was awarded a equity grant of $400,000 of restricted shares of the Company.

In fiscal year 2011, the Company granted the following long term incentive awards, in part to reward named executive officer performance in fiscal year 2010.

•	Mr. Burnison was awarded 42,750 time-based restricted stock grants. The restricted stock awarded vests in four equal annual installments beginning on June 17, 2011. Mr. Burnison was also awarded an additional grant of 34,830 shares of restricted stock in recognition of his performance and the Company’s above market performance during fiscal year 2010. This restricted stock award vests in full on June 17, 2011. Mr. Burnison also received 42,750 shares of restricted stock, with performance related vesting to be determined by the Compensation and Personnel Committee.

•	Time-based restricted stock grants were awarded to the named executive officers as follows: Mr. DiGregorio 12,800, Ms. Dutra 19,200 and Mr. McNabb, 9,600 shares. The restricted stock awarded vests in four equal annual installments beginning on July 12, 2011. These time-based restricted stock grants were awarded primarily to further align the foregoing named executive officers’ interests with the interests of the Company’s stockholders and to bring their total compensation within the range paid by peer companies for executive officers in Mr. DiGregorio’s, Ms. Dutra’s and Mr. McNabb’s position.

•	Mr. DiGregorio, Ms. Dutra and Mr. McNabb also received 12,800, 9,600 and 4,800 shares of restricted stock, respectively, with performance related vesting to be determined by the Compensation and Personnel Committee.

Perquisites and Other Personal Benefits

The Company provides named executive officers the same benefits that are provided to all employees including medical, dental and vision benefits, group term life insurance and participation in the Company’s 401(k) plan. In addition, the named executive officers receive benefits provided to all employees at the level of vice president and above including an automobile allowance, participation in the Company’s nonqualified deferred compensation plan and reimbursement for medical expenses not reimbursed under the group medical plan, typically up to $2,500 per annum.

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, known as the Korn/Ferry International Executive Capital Accumulation Plan (“ECAP”). Pursuant to the ECAP, the named executive officers, along with all other U.S.-based vice presidents, may defer up to 90% of their salary and/or up to 100% of their annual incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account “invested” from a set line up of 17 pre-determined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching and performance contributions to the ECAP are approved by the Compensation and Personnel Committee including the amounts to the named executive officers disclosed under “All Other Compensation” in the Summary Compensation Table on page 21.

Stock Ownership Guidelines

To further align the named executive officers’ interests with those of our stockholders, in June 2007 the Board and the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company. Under the stock ownership guidelines, the Chief Executive Officer is required to own two times his annual salary in common stock of the Company and the Chief Financial Officer is required to own one and one half times his annual salary in common stock of the Company, and all other named executive officers are required to own one time their annual salary in common stock of the Company. Non-employee directors are required to own one time their annual cash retainer received for service on the Board. Stock included for determining satisfaction of the guidelines includes direct stock ownership and does not include unvested restricted stock awards. The named executive officers and directors have five years from the later of effective date of the Company’s stock ownership guidelines and the appointment to such position to meet the ownership requirements. As of April 30, 2010, all the named executive officers met the ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Employment Agreements

Each of the Company’s named executive officers is covered by an employment agreement that provides for a minimum annual level of salary, cash bonus potential, and stock option and benefit eligibility. The agreements with Messrs. Burnison, DiGregorio and McNabb, also provide for a severance benefit in the event of a termination of employment without “cause” or, in the case of certain of the named executive officers, for “good reason,” as such terms are defined in the agreements. It is the Compensation and Personnel Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Our change in control benefits for Mr. Burnison include a gross-up payment in connection with Section 280G of the Code (referred to as the “Section 280G gross-up”). The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period (or lesser period if the executive officer has not been employed with the employer for a full five years) preceding a termination in connection with a change in control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise stock options and how long the executive officer has been employed with the Company. The Section 280G gross-up payment is intended to make certain that the payments and benefits actually received by Mr. Burnison, net of tax, are consistent with our compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, we believe that the provision of the Section 280G gross-up payment for Mr. Burnison is appropriate. The Company will no longer provide for Section 280G gross-up payments in future employment and/or severance arrangements.

Please refer to the “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” for further discussion of these employment agreements.

Financial Restatements

The Company does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Compensation and Personnel Committee would evaluate whether adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Compensation and Personnel Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for named executive officers depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Compensation and Personnel Committee usually seeks to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, as amended, but may also approve compensation that is not deductible under Section 162(m).

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2010 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Gerhard Schulmeyer, Chair
Denise Kingsmill
Edward D. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From May 1, 2009 to September 10, 2009, the Compensation and Personnel Committee was comprised of former director Mr. Schneevoigt, and current directors Messrs. Schulmeyer and Whipple and from September 10, 2009 until present, the Compensation and Personnel Committee has been comprised of Messrs. Schulmeyer and Miller, and Baroness Kingsmill. During fiscal 2010, at all times, all members of the Compensation and Personnel Committee were “independent”, none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Fiscal Year 2010, 2009 and 2008 Summary Compensation Table

The following table sets forth information with respect to the total compensation paid or earned by each of the named executive officers in fiscal 2010, 2009 and 2008.

									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary		Bonus(1)		Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)		($)		($)(2)	($)(2)	($)	($)	($)		Total ($)

Gary D. Burnison,	2010	589,424	(3)	650,000		1,750,029	0	0	0	8,713	(4)	2,998,166
President and	2009	658,333		0		1,349,920	0	0	0	15,785		2,024,038
Chief Executive Officer	2008	558,333		1,150,000		2,049,875	0	0	0	146,591	(5)	3,904,799

Michael A. DiGregorio,	2010	417,148		622,500		0	286,650	0	0	8,220	(6)	1,334,518
Executive Vice- President and Chief Financial Officer

Robert H. McNabb,	2010	432,693		550,000		162,533	113,072	0	0	17,865	(7)	1,276,163
Executive Vice-	2009	450,000		225,000		249,920	0	0	0	25,981		950,901
President of	2008	450,000		550,000		450,107	0	0	0	279,852		1,729,959
Korn/Ferry International, Premier Client Partnerships*

Ana Dutra, Chief	2010	432,693		450,000		199,973	139,180	0	0	8,633	(8)	1,230,479
Executive Vice	2009	450,000		450,000		0	0	0	0	7,013		907,013
President and Chief	2008	95,481		70,000	(9)	1,500,008	0	0	0	1,148		1,666,637
Executive Officer of Leadership and Talent Consulting

Byrne Mulrooney,	2010	22,884		0		400,012	0	0	0	10,989	(10)	433,885
Chief Executive Office of Korn/Ferry International Futurestep, Inc.*

*	Effective April 5, 2010, Mr. Mulrooney assumed the role of Chief Executive Officer of Korn/Ferry International Futurestep, Inc. from Mr. Robert McNabb, who held the position from November 2003 until April 5, 2010.

(1)	Reflects bonuses earned in the fiscal year and paid in the following fiscal year.

(2)	Represents the grant date fair value of awards granted during the applicable fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010. The amounts reflected with respect to performance-based stock awards in the above table are based upon the probable outcome. Mr. Burnison received a performance-based stock award in fiscal 2010, of which the maximum outcome would be $1,349,986 (resulting in a grant date fair value of stock awards for the year of $2,425,022).

(3)	Reflects (a) a temporary salary reduction from $675,000 to $600,000 effective July 1, 2009 and expiring April 30, 2010 and (b) an additional $23,076 of foregone salary pursuant to the Company’s furlough policy that was in effect during fiscal 2010.

(4)	Represents an auto allowance of $5,400, executive long term disability insurance premium and/or imputed income of $969, executive life insurance premium and/or imputed income of $223, and executive medical benefits premium of $2,121.

(5)	All other compensation amount for fiscal 2008 for Mr. Burnison includes the Employee Stock Purchase Plan (“ESPP”) discount. The ESPP discount is not included for fiscal 2010 and 2009 as inclusion is not required pursuant to SEC rules.

(6)	Represents an auto allowance of $4,950, executive long term disability insurance premium and/or imputed income of $800, executive life insurance premium and/or imputed income of $349, and executive medical benefits premium of $2,121.

(7)	Represents an auto allowance of $7,200, country club membership dues of $7,800, executive life insurance premium and/or imputed income of $744, and executive medical benefits premium of $2,121.

(8)	Represents an auto allowance of $5,400, executive long term disability insurance premium and/or imputed income of $967, executive life insurance premium and/or imputed income of $145, and executive medical benefits premium of $2,121.

(9)	Represents a cash stipend of $70,000 secured by a promissory note to be forgiven on the third anniversary of Ms. Dutra’s hire date.

(10)	Represents an auto allowance of $428, a cash stipend of $8,333 (pursuant to his employment agreement), executive life insurance premium and/or imputed income of $107, and executive medical benefits premium of $2,121.

Fiscal Year 2010 Grants of Plan-Based Awards

The following table sets forth information with respect to options to purchase shares of the Company’s common stock and all other equity awards granted in fiscal 2010 to the named executive officers.

								All Other	All Other
								Stock	Option	Exercise	Grant
		Estimated Future Payments			Estimated Future Payments			Awards:	Awards:	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Number of	Price of	Value of
		Plan Awards			Awards			of Shares	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Share)	Awards ($)

Gary D. Burnison	7/8/2009	17,308	—	—	—	—	—	69,230	—	—	674,993
	7/8/2009	—	—	—	—	—	—	41,030	—	—	400,043
	7/8/2009	—	—	—	—	69,230	138,460	—	—	—	674,993
Michael A. DiGregorio	6/8/2009	—	—	—	—	—	—	—	54,600	11.60	286,650
Robert H. McNabb	7/8/2009	—	—	—	—	—	—	16,670	—	—	162,533
	7/8/2009	—	—	—	—	—	—	—	25,640	9.75	113,072
Ana Dutra	7/8/2009	—	—	—	—	—	—	20,510	—	—	199,973
	7/8/2009	—	—	—	—	—	—	—	31,560	9.75	139,180
Byrne Mulrooney	4/5/2010	—	—	—	—	—	—	22,260	—	—	400,012

Employment Agreements

Certain elements of compensation set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” reflect the terms of employment agreements entered into between the Company and each of named executive officers that were in effect as of April 30, 2010.

Gary D. Burnison.  We entered into an employment agreement with Mr. Burnison dated April 24, 2007 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison serves as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $575,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 100% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 200% of annual base salary; and (3) subject to approval of the Board, participation in the Company’s equity incentive program, pursuant to which Mr. Burnison was initially eligible to receive (a) a grant of restricted stock with a target grant value of $900,000; (b) an award of performance shares with a target grant value of 100% of annual base salary; and (c) an annual grant of restricted stock with a target grant value of 100% of annual base salary.

In light of the economic environment at the start of fiscal 2010, Mr. Burnison requested, and the Board agreed to, a temporary salary reduction effective as of July 1, 2009 which was pursuant to a letter agreement dated June 25, 2009. Mr. Burnison’s salary was ratably reduced by $75,000. This salary reduction continued until April 30, 2010. Additionally, in accordance with the Company’s furlough policy, Mr. Burnison forewent approximately an additional $25,000 of salary during fiscal 2010. The temporary salary reduction had no effect on the calculation of cash and equity awards as well as potential severance and change in control benefits, all of which are be calculated based upon Mr. Burnison’s salary levels prior to the reduction. The Compensation and Personnel Committee increased Mr. Burnison’s base salary from $675,000 to $700,000 effective May 1, 2010.

Michael A. DiGregorio.  We entered into an employment agreement (the “DiGregorio Employment Agreement”) with Michael DiGregorio as Executive Vice President and Chief Financial Officer of the Company on May 14, 2009. Pursuant to the terms of the DiGregorio Employment Agreement, Mr. DiGregorio receives an annual base salary of $475,000 and is eligible for an annual target cash incentive award equal to 75% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 150% of his annual base salary. For fiscal year 2010, Mr. DiGregorio was entitled to receive a guaranteed cash incentive award of no less than $225,000, payable in 24 equal semi-monthly installments, subject to Mr. DiGregorio’s continued employment. On June 6, 2009, per the terms of the DiGregorio Employment Agreement, Mr. DiGregorio received an initial one-time stock option award with a target grant value of 75% of his annual base salary which vests in four (4) annual installments from the effective date of grant, in each case subject to Mr. DiGregorio’s continued employment. Commencing with the completion of fiscal year 2010, Mr. DiGregorio is eligible to receive annually at the close of each fiscal year (a) an award of performance shares, with a target grant value of 37.5% of his annual base salary, which will be earned at the end of, and based on the Company’s performance during, a performance period of 3 years; and (b) a grant of restricted stock and/or stock options, with a target grant value of 37.5% of his annual base salary, which will vest in four (4) annual installments from the effective date of grant, in each case subject to Mr. DiGregorio’s continued employment

Robert H. McNabb.  We entered into an employment agreement (the “McNabb Employment Agreement”) with Robert McNabb as Chief Executive Officer of Futurestep, Inc., and Executive Vice President of the Company on October 1, 2003. The original term of the agreement was from October 1, 2003 until October 1, 2006. On September 29, 2006, we entered into a letter agreement (the “2006 McNabb Letter Agreement”) with Mr. McNabb to extend Mr. McNabb’s employment until September 30, 2009, and on June 25, 2009, pursuant to a letter agreement (the “2009 McNabb Letter Agreement”), the Company exercised its option to extend Mr. McNabb’s employment as Chief Executive Officer of Futurestep, Inc. and Executive Vice President of the Company for an additional 3-year term through September 30, 2012. The 2009 McNabb Letter Agreement provides that Mr. McNabb is to receive the same salary and incentives as provided for in the McNabb Employment Agreement. Pursuant to the McNabb Employment Agreement, Mr. McNabb receives (1) an annual base salary of $450,000; (2) an annual target bonus of 100% of base salary and an annual maximum bonus of 200% of base salary; (3) subject to the discretion and approval of the Board, an annual grant of stock options with a target value of 50% of base salary and a maximum grant value of 100% of base salary; and (4) subject to the discretion and approval of the Board, an annual grant of restricted stock.

Ana Dutra.  We entered into a letter agreement with Ana Dutra on January 16, 2008 (the “Dutra Letter Agreement”). The Dutra Letter Agreement provides for (1) an annual base salary of $450,000; (2) an annual target incentive award (cash and long-term equity) with a value of $650,000; (3) for fiscal 2008, a $70,000 cash stipend secured by a promissory note to be forgiven on the third anniversary of Ms. Dutra’s hire date; (4) for fiscal 2009, a minimum guaranteed cash bonus award of $350,000; (5) a recommendation to the Compensation and Personnel Committee to award Ms. Dutra $750,000 of restricted stock; and (6) an additional equity award of $750,000 of restricted stock to replace equity from her prior employer.

Byrne Mulrooney.  We entered into a letter agreement with Byrne Mulrooney on March 29, 2010 that was effective April 5, 2010 (the “Mulrooney Letter Agreement”). The Mulrooney Letter Agreement provides for (1) an annual base salary of $300,000; (2) a monthly cash stipend equal to $8,333; (3) an annual target incentive award (cash and long-term equity) with a value of $400,000; and (4) a recommendation to the Compensation and Personnel Committee to award Mr. Mulrooney $400,000 of restricted stock.

Fiscal Year 2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to named executive officer equity awards outstanding as of April 30, 2010.

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
			Equity						Plan		Market
			Incentive						Awards:		of Payout
			Plan						Number of		Value
			Awards:						Unearned		Unearned
	Number of	Number of	Number of			Number		Market	Shares or		Shares or
	Securities	Securities	Securities			of Shares		Value of	Other		Other
	Underlying	Underlying	Underlying			of Stock		Shares of	Rights		Rights
	Unexercised	Unexercised	Unexercised	Option		that		Stock that	that		that
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)		($)

Gary D. Burnison	3,827	0	—	19.37	06/30/2014
	17,933	0	—	17.97	07/07/2015
						19,255	(1)	312,124
						10,960	(2)	177,662
						17,155	(2)	278,083
						28,763	(3)	466,248
						69,230	(4)	1,122,218
						41,030	(5)	665,096
									16,440	(6)	266,492
									38,350	(7)	621,654
									69,230	(8)	1,122,218
Michael A. DiGregorio	0	54,600	—	11.60	06/08/2016
Robert H. McNabb	11,953	0	—	17.97	07/07/2015
	0	25,640	—	9.75	07/08/2016
						4,570	(1)	74,080
						8,580	(2)	139,082
						10,650	(3)	172,637
						16,670	(4)	270,221
Ana Dutra	0	31,560	—	9.75	07/08/2016
						22,295	(9)	361,402
						44,590	(10)	722,804
						20,510	(4)	332,467
Byrne Mulrooney						22,260	(11)	360,835

(1)	The time-based restricted stock grant was made on June 27, 2006 and vests in four equal annual installments beginning on June 27, 2007.

(2)	The time-based restricted stock grant was made on July 9, 2007 and vests in four equal annual installments beginning on July 9, 2008.

(3)	The time-based restricted stock grant was made on July 10, 2008 and vests in four equal annual installments beginning on July 10, 2009.

(4)	The time-based restricted stock grant was made on July 8, 2009 and vests in four equal annual installments beginning on July 8, 2010.

(5)	The time-based restricted stock grant was made on July 8, 2009 and fully vests on July 8, 2010.

(6)	This performance based restricted stock grant was made on July 9, 2007. The performance shares have a three-year performance period after which the initial award of one-time base salary may increase to two-times base salary or decrease to the point where none of the shares vest, depending upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies. On June 17, 2010, the Compensation and Personnel Committee of the Company determined that 16,440 shares should vest based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies

(7)	This performance based restricted stock grant was made on July 10, 2008. The performance shares have a three-year performance period after which the initial award of one-time base salary may increase to two-times base salary or decrease to the point where none of the shares vest, depending upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.

(8)	This performance based restricted stock grant was made on July 8, 2009. The performance shares have a three-year performance period after which the initial award of one-time base salary may increase to two-times base salary or decrease to the point where none of the shares vest, depending upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.

(9)	The time-based restricted stock grant was made on March 3, 2008 and vests in four equal annual installments beginning on March 3, 2009.

(10)	The time-based restricted stock grant was made on March 3, 2008 and fully vests on March 3, 2011.

(11)	The time-based restricted stock grant was made on April 5, 2010 and vests in four equal annual installments beginning on April 5, 2011.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth information with respect to option exercises and vesting of stock awards for each of the named executive officers during the fiscal year ended April 30, 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary D. Burnison	—	—	42,900	436,492
Michael A. DiGregorio	—	—	—	—
Robert H. McNabb	—	—	12,410	125,401
Ana Dutra	—	—	11,148	193,975
Byrne Mulrooney	—	—	—	—

Fiscal Year 2010 Pension Benefits

The following table sets forth the pension benefits of the named executive officers as of April 30, 2010.

Number of Years
		Credited Service	Present Value	Payments
		or Number of	of Accumulated	During Last
		Units Earned	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Gary D. Burnison	Executive Wealth Accumulation Plan (“EWAP”)	6	66,745	—
Michael A. DiGregorio*	—	—	—	—
Robert H. McNabb	EWAP	7	178,938	—
Ana Dutra*	—	—	—	—
Byrne Mulrooney*	—	—	—	—

*	Mr. DiGregorio, Ms. Dutra and Mr. Mulroney are not eligible to participate in the EWAP.

Enhanced Wealth Accumulation Plan

The Enhanced Wealth Accumulation Plan (“EWAP”) was established in fiscal 1994. Certain vice presidents elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight year period, or in some cases, make an after tax contribution, in return for defined benefit payments from the Company over a fifteen year period generally at retirement age of 65 or later. In June 2003, the Company amended the EWAP so as not to allow new participants or the purchase of additional deferral units by existing participants.

Nonqualified Defined Contribution

The nonqualified defined contributions of the named executive officers as of April 30, 2010 are set forth in the table below.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/loss in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)	($)	($)

Gary D. Burnison	0	0	170,485	0	624,865
Michael A. DiGregorio	—	—	—	—	—
Robert H. McNabb	39,000	0	187,268	0	1,482,931
Ana Dutra	108,750	0	9	0	108,759
Byrne Mulrooney	—	—	—	—	—

(1)	The contributions reported reflect amounts reported as bonus compensation in the last completed fiscal year in the Summary Compensation Table.

Please see the “Compensation Discussion and Analysis” section for further discussion of the Company’s nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executives officer’s employment had terminated on April 30, 2010 (pursuant to their employment agreements then in effect), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits under then-exercisable stock options, benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and pension plan, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plans, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation and Personnel Committee determines appropriate. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. Changes in severance and change in control arrangements that took place after the end of the fiscal year are described below but are not reflected in the tables below. Ms. Dutra and Mr. Mulrooney are not eligible for severance or change in control benefits.

Gary D. Burnison.  Under the Burnison Employment Agreement, if Mr. Burnison’s employment terminates due to death or disability, then we will pay him, or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependants for as long as such coverage is available under COBRA. If we terminate Mr. Burnison’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

Prior to a change in control or more than 12 months after a change in control, if Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award for the year in which his employment is terminated; (3) cash payments equal to one and one-half times his then current annual base salary and one and one-half times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependants for as long as such coverage is available under COBRA; (5) all outstanding stock options, other equity-type incentives, and all benefits held under the ECAP (excluding performance shares) at the time of termination that would have vested within 12 months of his termination will vest on the date of termination; and (6) a pro rata award of performance shares assuming the Company meets applicable performance targets.

If there is a change of control and within 12 months Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the sum of two times his current annual base salary and two times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependants for so long as such coverage is available under COBRA and six months thereafter, and reimbursement of a portion of the cost of healthcare coverage for him and his dependants; (5) all outstanding stock options, other equity-type incentives, and all benefits under the ECAP (excluding performance shares) at time of termination will vest; (6) a pro rata award of performance shares based on the Company’s actual performance; and (7) a pro rata award of performance shares assuming the Company meets applicable performance targets.

The Burnison Employment Agreement generally provides for the payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

	Prior to a Change in Control
	or More than 12 Months after	Within 12 Months after a
	a Change in Control and	Change in Control and
	Termination Without Cause	Termination Without Cause
Gary D. Burnison	or With Good Reason	or With Good Reason(1)	Death or Disability

Equity/ECAP (excluding Performance Shares)	$1,674,885	$3,087,470	$3,087,470
Performance Shares	1,614,012	2,099,195	2,099,195
Base Salary	1,012,500	1,350,000	n/a
Bonus	1,012,500	1,350,000	n/a
Health Benefits(2)	35,262	47,016	70,524
Gross Up	n/a	—	n/a

Total	$5,349,160	$7,933,681	$5,257,189

(1)	Upon a termination without cause by the Company or with good reason by Mr. Burnison within 12 months after a change in control, Mr. Burnison is entitled to a pro rata award of performance shares based on the Company’s actual performance and a pro rata award of performance shares assuming the Company meets applicable performance targets. For the calculations above, both of these performance share grants assumed the Company met the applicable target as actual performance is not available.

(2)	Where Mr. Burnison or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Michael A. DiGregorio.  Under the DiGregorio Employment Agreement, if Mr. DiGregorio’s employment terminates due to death or disability, then we will pay him, or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependants for as long as such coverage is available under COBRA. If we terminate Mr. DiGregorio’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

Under the DiGregorio Employment Agreement, in the event that Mr. DiGregorio’s employment is terminated by the Company without cause or by Mr. DiGregorio for good reason prior to a change in control or more than 12 months after a change in control occurs, the Company will pay Mr. DiGregorio the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. DiGregorio and his covered dependents for up to 18 months; (5) all outstanding stock options and other equity type incentives held by Mr. DiGregorio and all benefits under the Company’s ECAP at the time of termination, except for performance shares, that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (6) a pro-rata number of performance shares based on target performance and the number of days Mr. DiGregorio was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. DiGregorio’s employment is terminated by the Company without cause or by Mr. DiGregorio for good reason within 12 months following a change in control, the Company will pay Mr. DiGregorio the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award; (3) a cash payment equal to one and one-half times his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. DiGregorio and his covered dependents for up to 18 months, plus an additional 6 months of health plan premium reimbursement; (5) all outstanding stock options and other equity type incentives held by Mr. DiGregorio and all benefits under the ECAP at the time of termination, except for performance shares, will become fully vested as of the date of termination; (6) a pro-rata number of performance shares based on actual performance and the number of days in the performance period prior to the change in control; and (7) a pro-rata number of performance shares based on target performance and the number of days remaining in the performance period after the change in control.

	Prior to a Change in Control
	or More than 12 Months after	Within 12 Months after a
	a Change in Control and	Change in Control and
	Termination Without Cause	Termination Without Cause
Michael A. DiGregorio	or With Good Reason	or With Good Reason	Death or Disability

Equity	$62,927	$251,706	$251,706
Base Salary	475,000	712,500	n/a
Bonus	326,563	326,563	n/a
Health Benefits(1)	35,262	47,016	70,254

Total	$899,751	$1,337,785	$322,230

(1)	Where Mr. DiGregorio or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Robert H. McNabb.  The McNabb Employment Agreement, as modified by the McNabb 2006 and 2009 Letter Agreements, provides for the following payments and benefits to Mr. McNabb upon termination. If Mr. McNabb’s employment terminates due to death or disability, we will pay him or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options and other equity-type incentives will fully vest; and (3) continued participation for Mr. McNabb and/or his dependants in the Company’s group health plans at the expense of the Company for as long as COBRA is available. If the Company terminates Mr. McNabb for cause or Mr. McNabb voluntarily terminates his employment without good reason, then we will pay Mr. McNabb within 30 days after the date of such termination accrued compensation through the date of termination.

If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause during the first two years of the period beginning on October 1, 2009 and ending on September 30, 2012 (the “Renewal Term”), he will receive within 30 days of termination a lump sum payment equal to two times his base salary, and all unvested outstanding stock options and other equity-type incentives that would have vested during the 12 months following termination will automatically vest. If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause during the third year of the renewal term, he will receive within 30 days of termination a lump sum payment equal to two times his base salary, pro rated to reflect the number of months he was employed during the year, and all unvested outstanding stock options and other equity-type incentives that would have vested during the 12 months following termination, will automatically vest. In addition, if, prior to a change in control, Mr. McNabb is terminated without cause he is entitled to the following health benefits: (1) if terminated during the first 18 months of the Renewal Term, for up to 18 months after termination continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense; and (2) if terminated during the second 18 months of the Renewal Term, for the remainder of the Renewal Term, continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense.

If, after a change in control and within 12 months, Mr. McNabb’s employment is terminated by the Company without cause or by reason of a failure to renew before Mr. McNabb reaches the age of 65, or by Mr. McNabb for good reason, he will receive: (1) his accrued compensation; (2) one and one-half times his current base salary; (3) one and on-half times the annual target cash bonus for the incentive year in which termination occurs; (4) all outstanding stock options and other equity-type incentives held by Mr. McNabb at termination will become fully vested; and (5) for up to 18 months after termination, continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense.

		Within 12 Months after a
		Change in Control and
		Termination Without Cause or
		With Good Reason or
		Company Does not Renew
		Employment Agreement
	Prior to Change in Control	before Executive Turns 65 or
Robert H. McNabb	and Termination Without Cause	with Good Reason	Death or Disability

Equity	$310,122	$821,563	$821,563
Base Salary	900,000	675,000	n/a
Bonus	n/a	675,000	n/a
Health Benefits(1)	35,262	35,262	70,524

Total	$1,245,384	$2,206,915	$892,177

(1)	Where Mr. McNabb or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

For purposes of the foregoing employment agreements (as in effect on April 30, 2010), “cause,” “change in control,” “and “good reason,” mean the following:

•	“Cause” means:

•	For purposes of the New Burnison Employment Agreement, DiGregorio Employment Agreement and McNabb Employment Agreement, as modified by the McNabb 2006 and 2009 Letter Agreements, (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. For purposes of the McNabb Employment Agreement, “cause” also means any willful failure to comply with a lawful order, policy or instruction of the Chief Executive Officer of the Company.

•	“Change in Control” means:

•	an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;

•	approval by the stockholders of the Company of a plan, or the consummation, of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than the Company or its affiliates) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which the Company and/or its affiliates own an aggregate amount of Voting Stock of the resulting entity owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not the Company or its affiliates, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity, if any, and who owns more than 30% of the Voting Stock;

•	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determine that, in substance, no Change in Control has occurred.

•	In addition, for purposes of the McNabb Employment Agreement, as modified by the 2006 McNabb Letter Agreement, no “Change in Control” shall be deemed to have occurred upon any sale or other disposition of Futurestep.

•	“Good Reason” means, if without the executive’s prior written consent:

•	with respect to Messrs. Burnison and DiGregorio, the Company materially reduces executive’s duties or responsibilities or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function in his position;

•	the Company fails to satisfy its compensation obligations under the executive’s employment agreement or materially reduces any employee benefit or perquisite enjoyed by him (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);

•	the Company fails to perform or breaches its obligations under any other material provision of the executive’s employment agreement and fails to cure such failure or breach within the period required by the executive’s employment agreement;

•	the executive’s primary location of business is moved by the distance set forth in the executive’s employment agreement; or

•	the Company fails to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; provided, however, that Mr. McNabb shall not be deemed to have “Good Reason” if, following any sale or other disposition of Futurestep, Mr. McNabb is no longer Chief Executive Officer of Futurestep and his title is changed to Senior Vice President of the Company.

Fiscal 2010 Compensation of Directors

The compensation of directors, including all incentive, restricted stock and stock option awards, for fiscal 2010 is set forth in the table below.

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)

James Barlett (Former)	70,000	—	—	—	—	—	70,000
Denise Kingsmill	60,000	59,926	—	—	—	—	119,926
Edward D. Miller	5,000(2)	120,000	—	—	—	—	125,000
Debra J. Perry	67,500(3)	59,926	—	—	—	—	127,426
Gerhard Schulmeyer	68,000	59,926	—	—	—	—	127,926
George Shaheen	60,000	59,926	—	—	—	—	119,926
Kenneth Whipple	220,000(4)	59,926	—	—	—	—	279,926
Harry L. You	60,000	59,926	—	—	—	—	119,926

(1)	Represents the grant date fair value of stock awards granted during the fiscal year ended April 30, 2010, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report of Form 10-K for the fiscal year ended April 30, 2010. During fiscal year 2010, the aggregate restricted stock granted to each director was as follows: 8,070 for Mr. Miller and 4,030 for all other non-employee directors with the exception of Mr. Barlett who resigned during fiscal 2010.

(2)	Mr. Miller elected to receive his annual retainer of $60,000 in restricted stock units. He received a total of 8,070 restricted stock units in fiscal 2010, 4,030 restricted stock units representing his annual equity grant and 4,040 restricted stock units representing his annual retainer.

(3)	Ms. Perry was Audit Committee Chair during a portion of fiscal 2010, she therefore received $7,500 or 75% of the $10,000 annual fee.

(4)	Mr. Whipple received $60,000 for Board services in fiscal 2010, $120,000 as compensation as Chair of the Board for fiscal 2010 and $40,000 as compensation as Chair of the Board for a portion of fiscal 2009 which was paid in fiscal year 2010.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $60,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $60,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). The restricted stock awards vest on the day before the following annual meeting of stockholders. Additionally, non-employee directors receive each year $60,000 either in cash or in restricted stock units, at their election, on the date of each annual meeting of stockholders. In addition, the Audit Committee chair receives $10,000 in cash annually, the Compensation and Personnel Committee chair receives $8,000 in cash annually, and the Nominating and Corporate Governance Committee chair receives $5,000 in cash annually. The Chair of the Board receives $120,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Equity Compensation Plan Information

Number of
Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	under Equity
	Issued upon	Weighted-Average	Compensation Plan
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by security holders	2,723,209	$14.72	2,699,713
Equity compensation plans not approved by security holders	—	—	—

Total	2,723,209	$14.72	2,699,713

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of July 27, 2010, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors, nominees and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

	Amount Beneficially
	Owned and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(1)

Denise Kingsmill	4,030		*
Edward D. Miller	65,752	(2)	*
Debra J. Perry	9,812		*
Gerhard Schulmeyer	37,291	(3)	*
George Shaheen	4,030		*
Kenneth Whipple	33,948	(4)	*
Harry L. You	29,272	(5)	*
Gary D. Burnison	377,396	(6)	*
Michael A. DiGregorio	26,450	(7)	*
Robert H. McNabb	98,152	(8)	*
Ana Dutra	132,412	(9)	*
Byrne Mulrooney	22,260		*
All directors and executive officers as a group (12 persons)	840,805	(10)	1.81%
T. Rowe Price Associates, Inc.	4,483,360	(11)	9.66%
100 E. Pratt Street Baltimore, MD 21202
Fiduciary Management, Inc.	2,423,550	(12)	5.22%
100 East Wisconsin Ave. Suite 2200 Milwaukee, WI 53202
Kornitzer Capital Management, Inc.	2,544,036	(13)	5.48%
5420 West 61st Place Shawnee Mission, KS 66205
Blackrock, Inc.	3,274,369	(14)	7.05%
400 East 52nd Street New York, NY 10022
Barrow, Hanley, Mewhinney & Strauss, Inc.	2,415,770	(15)	5.20%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

*	Designates ownership of less than 1% of the Company’s outstanding common stock.

(1)	Applicable percentage of ownership is based upon 46,434,732 shares of common stock outstanding as of July 27, 2010, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable within 60 days of July 27, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Holdings include 31,193 shares of common stock which Mr. Miller has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(3)	Holdings include 20,837 shares of common stock which Mr. Schulmeyer has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(4)	Holdings include 18,199 shares of common stock which Mr. Whipple has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(5)	Holdings include 13,523 shares of common stock which Mr. You has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(6)	Holdings include 21,760 shares of common stock which Mr. Burnison has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(7)	Holdings include 13,650 shares of common stock which Mr. DiGregorio has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Amended and Restated 2008 Stock Incentive Plan.

(8)	Holdings include 18,363 shares of common stock which Mr. McNabb has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(9)	Holdings include 7,890 shares of common stock which Ms. Dutra has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan.

(10)	Total holding as a group includes 145,415 shares of common stock which the group has the right to acquire within 60 days of July 27, 2010 through the exercise of options granted under the Performance Award Plan and Amended and Restated 2008 Stock Incentive Plan.

(11)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizon Fund, Inc. (“Price Fund”) with the SEC on February 12, 2010, which indicates that (a) Price Associates has sole voting power with respect to 1,564,660 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,483,360 shares and shared dispositive power with respect to 0 shares; and (b) Price Fund has sole voting power with respect to 2,900,000 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 0 shares.

(12)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Fiduciary Management, Inc. (“Fiduciary”) with the SEC on January 28, 2010, which indicates that Fiduciary has sole voting and dispositive power with respect to 2,418,725 shares and shared voting and dispositive power with respect to 4,825 shares.

(13)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Kornitzer Capital Management, Inc. (“KCM”) with the SEC on January 22, 2010, which indicates that KCM has sole voting power with respect to 2,544,036 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,487,411 shares and shared dispositive power with respect to 56,625 shares.

(14)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2010, which indicates that Blackrock, Inc. has sole voting power with respect to an aggregate of 3,274,369 shares, shared voting power with respect to 0 shares, sole dispostive power with respect to an aggregate of 3,274,369 shares and shared dispositive power with respect to 0 shares.

(15)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) with the SEC on February 8, 2010, which indicates that BHMS has sole voting power with respect to 1,005,810 shares, shared voting power with respect to 1,409,960 shares, sole dispositive power with respect to 2,415,770 shares and shared dispositive power with respect to 0 shares.

AUDIT COMMITTEE MATTERS

Fees Paid to Ernst & Young LLP

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2010 and 2009. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process:

	2010	2009

Audit fees(1)	$1,483,989	$1,703,206
Audit-related fees(2)	327,558	34,000
Tax fees(3)	328,923	462,842
All other fees	—	—

Total	$2,140,470	$2,200,048

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act and statutory audits required by governmental agencies for regulatory, legislative and financial reporting requirements.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm that are not included in Audit Fees, fees for employee benefits plan audit, due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards not classified as Audit Fees.

(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance and advice.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. The Audit Committee may either approve the engagement of the independent registered public accounting firm to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its independent registered public accounting firm’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for Ernst & Young LLP services are submitted to the Vice President of Internal Audit and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services and sent to the Audit Committee for final approval. All requests or applications for Ernst & Young LLP services receive approval from the Vice President of Internal Audit, prior to the Audit Committee’s review and approval.

Report of the Audit Committee

The Audit Committee is comprised of three non-employee directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board. A copy of the current Audit Committee Charter is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media & Investors webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements conformity with U.S. generally accepted accounting principles (“GAAP”) and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met seven times during fiscal 2010. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended April 30, 2010 and the quarters ended July 31, 2009, October 31, 2009 and January 31, 2010;

•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;

•	discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended;

•	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;

•	considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence; and

•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2010, which it made based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting as of April 30, 2010.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended April 30, 2010 for filing with the SEC.

Audit Committee

Debra Perry (Chair)
George Shaheen
Harry You

OTHER MATTERS

Certain Relationships and Related Transactions

Other than the employment agreements and related compensation described in this Proxy Statement, since May 1, 2009 the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

Related Person Transaction Approval Policy

In June 2009, the Board adopted an amended and restated policy for the review and approval of all transactions with related persons, pursuant to which the Audit Committee must review the material facts of, and either approve or disapprove of the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity). For purposes of this policy, a “related person” is any person who is or was since the beginning of the Company’s most recently completed fiscal year an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. The Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is less than $1,000,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and greater than ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company in fiscal 2010 and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of a class of equity securities were filed on a timely basis during fiscal 2010.

Annual Report to Stockholders

Enclosed with this Proxy Statement is the Company’s Annual Report to Stockholders for fiscal 2010, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 (“Form 10-K”) (excluding the exhibits thereto). The Annual Report to Stockholders is enclosed for the convenience of stockholders and should not be viewed as part of the proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on July 27, 2010 desires a complete copy of the Company’s Form 10-K, including the exhibits thereto, he/she/it will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of July 27, 2010 and should be directed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Stockholder Proposals for Consideration at the 2011 Annual Meeting

If a stockholder wishes to submit a proposal for consideration at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than April 14, 2011. Each stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2011 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on June 16, 2011 nor earlier than the close of business on May 17, 2011, provided however, that in the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2010 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships by June 6, 2011, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to the Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2011 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.

Stockholders Sharing an Address

The Company will deliver only one Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Annual Report to Stockholders and/or Proxy Statement to a stockholder at a shared address to which a single copy of the Annual Report to Stockholders and Proxy Statement are delivered. A stockholder can notify the Company either in writing or by phone that the stockholder wishes to receive a separate copy of the Annual Report to Stockholders and/or Proxy Statement, or stockholders sharing an address can request delivery of a single copy of the Annual Report to Stockholders and/or Proxy Statement if they are receiving multiple copies, by contacting the Company at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and General Counsel

August 12, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the 2010 Annual Meeting of Stockholders.
KORN/FERRY INTERNATIONAL
INTERNET http://www.proxyvoting.com/kfy
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
· FOLD AND DETACH HERE
This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees as directors and “FOR” proposal 2.
Please mark your votes as indicated in this example [X]
FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 1. Election of the two nominees named below to serve on the Board of Directors until the 2013 Annual Meeting of Stockholders:
01 Gary Burnison 02 Edward Miller
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions
FOR AGAINST ABSTAIN 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year.
IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
Mark Here for Address Change or Comments SEE REVERSE
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature Signature Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isdwhere stepbystep instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 14, 2010.
The Proxy Statement and Annual Report to Stockholders are available at: http://ir.kornferry.com
FOLD AND DETACH HERE
KORN/FERRY INTERNATIONAL
PROXY FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 14, 2010, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10K for the fiscal year ended April 30, 2010, and hereby appoints Gary D. Burnison and Michael A. DiGregorio, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereof.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”THE PROPOSALS.
Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 076069250
(Continued and to be marked, dated and signed, on the other side)
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